Exhibit 35.2

March 15, 2012
Morningstar Credit Ratings, LLC
Wells Fargo Commercial Mortgage Services 550 S. Tryon Street, 14th Floor Charlotte, NC 28202 Attn: Jeff Filer	410 Horsham Road, Suite A Horsham, Pennsylvania 19044 Attn: CMBS Surveillance
Pentalpha Surveillance LLC
GS Mortgage Securities Corporation II 200 West Street New York, NY 10282 Attn: Leah Nivison	375 N. French Road, Suite 100 Amherst, New York 14228 Attn: Don Simon
Torchlight Investors, LLC
Fitch Ratings One State Street Plaza, 31st Floor New York, NY 10004	230 Park Avenue 12th Floor New York, NY 10169 Attn: Trevor Rozowsky
Attn: Commercial Mortgage Surveillance
Deutsche Bank National Trust Company
Moody’s Investors Service, Inc. 7 World Trade Center 250 Greenwich Street	1761 East St. Andrew Plaza Santa Ana, California 92705 Attn: Karlene Benvenuto
New York, NY 10007
Citi- Agency & Trust 14th Floor 388 Greenwich Street New York, NY 10013 Attn: Cirino Emanuele

Re:	GS Mortgage Securities Corporation II Commercial Mortgage Pass-Through Certificates Series 2011-GC5

Dear Sir or Madam:

This Officer’s Certificate is provided to you by Torchlight Loan Services, LLC (“Torchlight”), pursuant to Section 10.08 of that certain Pooling and Servicing Agreement (“PSA”) dated as of October 1, 2011 relative to the above referenced securitization for which Torchlight acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of Torchlight, hereby informs you that (i) a review of the activities of the Special Servicer during the preceding calendar year and of its performance under this Agreement, has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, the Special Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout such preceding calendar year, and (iii) the Special Servicer has received no notice regarding the qualification, or challenging the status, of any Trust REMIC as a REMIC from the IRS or any other governmental agency or body.

Sincerely,

Torchlight Loan Services, LLC

A Delaware limited liability company,

By:	/s/ Steven P. Altman
Steven P. Altman
Authorized Signatory